UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 26, 2005
UNITEDGLOBALCOM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-49658 (Commission File Number)	84-1602895 (I.R.S. Employer Identification No.)
4643 South Ulster Street, Suite 1300 Denver, CO 80237
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (303) 770-4001
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On August 8, 2005, Liberty Global, Inc. (“LGI”), which owns all of the outstanding capital stock of UnitedGlobalCom, Inc. (the “Company”), announced that its board of directors had approved a special stock dividend (the “Dividend”) of one share of LGI’s Series C common stock for each share of LGI’s Series A common stock and each share of LGI’s Series B common stock outstanding at 5:00 p.m., New York City time, on Friday, August 26, 2005 (the “Record Date”).
     The Company and The Bank of New York, as Trustee (the “Trustee”), are parties to an Indenture dated as of April 6, 2004, as amended and supplemented by the First Supplemental Indenture dated as of May 24, 2005 between the Company and the Trustee, as further amended and supplemented by the Second Supplemental Indenture dated as of June 15, 2005, by and among the Company, LGI and the Trustee (as so supplemented, the “Indenture”), under which the Company’s 1 3/4% Convertible Senior Notes due April 15, 2024 (the “Senior Notes”) in the principal amount of €500,000,000 were issued. On August 26, 2005, the Company entered into a Third Supplemental Indenture with LGI and the Trustee, (the “Third Supplemental Indenture”), which amends and supplements the Indenture to, among other things, provide that, as a result of the Dividend, Holders of the Senior Notes will have the right to receive, upon conversion of their Senior Notes, in addition to the shares of LGI Series A common stock to which they are entitled (or, at the option of the Company, one of the other settlement options available to the Company under the Indenture), the number of shares of LGI Series C common stock they would have received had they converted their Senior Notes immediately prior to the Record Date.
     A copy of the Third Supplemental Indenture is attached hereto as Exhibit 10.1 and incorporated herein by this reference. The foregoing description of the Third Supplemental Indenture is qualified in its entirety by reference to the full text of the Third Supplemental Indenture set forth in Exhibit 10.1.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITEDGLOBALCOM, INC.
Date: August 29, 2005	By:	/s/ Elizabeth M. Markowski
Elizabeth M. Markowski
Senior Vice President and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Third Supplemental Indenture, dated as of August 26, 2005, by and among Liberty Global, Inc., UnitedGlobalCom, Inc. and The Bank of New York, as Trustee